EXHIBIT 99.1

For Immediate Release

Press Contact: Investor Contact:	Dana Lengkeek McAfee, Inc. (408) 346-5184 dana_lengkeek@mcafee.com Kelly Blough McAfee, Inc. (408) 346-3481 kelly_blough@mcafee.com

MCAFEE, INC. TO ACQUIRE FOUNDSTONE, INC. FOR $86 MILLION IN CASH

Combined Companies To Offer Market’s First Dynamic Risk Management and
Mitigation Solutions

     SANTA CLARA, Calif., August 16, 2004 — McAfee, Inc. (NYSE: MFE), the leading provider of intrusion prevention solutions, today announced a definitive agreement to acquire Foundstone, Inc., the leader in vulnerability management, for $86 million in cash, less various adjustments. Together the companies will offer organizations and government agencies the market’s first comprehensive solution to help protect IT infrastructure and optimize business availability in a dynamic risk environment.

     “Chief information security officers need a comprehensive view of where their risks are and business executives need to understand how those risks can translate into business impact. Foundstone enables both,” said George Samenuk, chairman and chief executive officer of McAfee, Inc. “By combining Foundstone with McAfee’s leading intrusion prevention technology, we will offer proven solutions that deliver the best return on security investment available in managing business risk from attacks.”

     Foundstone is a privately held company that was founded in 1999. The company offers a combination of enterprise software, appliances, consulting services, and education to help organizations protect their most important assets from critical threats. The technology prioritizes and correlates assets, vulnerabilities, and threats, and supports proactive remediation to protect against critical threats. Foundstone also brings an elite Professional Services organization that will become part of the McAfee Expert Services team, which will be leveraged for deep security expertise and best practices to help businesses identify and prioritize valued assets and implement established methods to protect them.

Over the course of five years, Foundstone has built a customer base of more than 400 large enterprise customers including AT&T, McKesson, Motorola, and many high profile government agencies.

According to industry research firm IDC, the vulnerability assessment and management (VA&M) and intrusion detection market is expected to experience increasing growth over the next few years, reaching $1.6 billion by 2008. The most significant growth is expected during the next three years. In its April 2004 report, “Worldwide Security Software 2004-2008 Forecast”, IDC identified Foundstone as a leader who is advancing the concepts of risk management, policy compliance and other trends. Foundstone was also noted as one of the fastest growing VA&M solution providers at 100%+ growth per year.

McAfee, Inc. is committed to supporting Foundstone customers and the continued development of the Foundstone technology. Once the transaction closes the company will begin to sell the Foundstone line of products including Foundstone Enterprise, Foundstone FS1000 appliance, Foundstone On-demand Service and Foundstone Professional TL. As the product lines are integrated, McAfee will deliver enhanced risk classification of prioritized assets, automated shielding and risk remediation using industry leading intrusion prevention technology, and automated policy enforcement and compliance.

“Foundstone allows organizations to focus their resources where they’ll have the most impact,” said George Kurtz, chief executive officer of Foundstone. “When combined with McAfee’s market-leading intrusion prevention technologies, we’ll help customers take a risk based approach to protect their mission-critical assets and minimize business and organizational disruption from security incidents.”

McAfee expects the transaction to close in the next 60 days. The transaction is subject to the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act and other customary closing conditions. The company will update fourth quarter 2004 and full year 2005 guidance on its third quarter earnings call.

About McAfee

     With headquarters in Santa Clara, Calif., McAfee, Inc. (NYSE: MFE) creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. McAfee’s customers span large enterprises, governments, small and medium sized businesses, and consumers. For more information, McAfee, Inc. can be reached at 972-963-8000 or on the Internet at http://www.mcafee.com/.

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     NOTE: McAfee is a registered trademark of McAfee, Inc. and/or its affiliates in the US and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners. © 2004 Networks Associates Technology, Inc. All Rights Reserved.

Forward-Looking Statements

     The foregoing contains forward-looking statements including those regarding the proposed acquisition of Foundstone, the anticipated benefits of the acquisition and the expected closing date. The proposed acquisition of Foundstone may not occur when expected or at all. The company may not realize the anticipated benefits of the proposed acquisition in the near-term or at all. The company’s business is subject to numerous risks and uncertainties. More information on risks and uncertainties related to McAfee and its business may be found in filings with the SEC.